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As filed with the Securities and Exchange Commission on April 7, 2014

Registration No. 333-193318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FARMLAND PARTNERS INC.
(Exact name of registrant as specified in its governing instruments)

8670 Wolff Court, Suite 240
Westminster, CO 80031
(720) 452-3100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul A. Pittman
Executive Chairman, President and Chief Executive Officer
Farmland Partners Inc.
8670 Wolff Court, Suite 240
Westminster, CO 80031
(720) 452-3100
(720) 398-3238 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Good Justin R. Salon Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW, Suite 6000 Washington, D.C. 20006 (202) 887-1500	David C. Wright Christopher C. Green Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Farmland Partners Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-11 (File 333-193318) solely for the purpose of filing Exhibits 5.1, 8.1, 10.11, 10.18, 23.2 and 23.3. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Index the filing of the aforementioned exhibits).

i

 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses of the sale and distribution of the securities being registered pursuant to this registration statement, all of which are being borne by the registrant. All amounts other than the SEC registration fee, the FINRA filing fee and the NYSE listing fee have been estimated.

SEC registration fee	$11,109
FINRA filing fees	13,438
NYSE listing fees	125,000
Printing and engraving expenses	150,000
Legal fees and expenses	800,000
Accounting fees and expenses	825,000
Transfer agent and registrar fees	7,500
Miscellaneous expenses	12,953

Total	$1,945,000

Item 32.    Sales to Special Parties.

        On December 5, 2013, we issued 1,000 shares of our common stock to Paul A. Pittman, our Executive Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

Item 33.    Recent Sale of Unregistered Securities.

        On December 5, 2013, we issued 1,000 shares of our common stock to Paul A. Pittman, our Executive Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

        In connection with the formation transactions, an aggregate of 1,945,000 OP units with an aggregate value of $29,175,000, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, will be issued to Pittman Hough Farms LLC ("Pittman Hough Farms"), which owns 100% of the interests in the entities that own the properties and other assets comprising our portfolio as consideration in the formation transactions. Pittman Hough Farms, in which Mr. Pittman owns a 75% controlling interest, had a substantive, pre-existing relationship with us and has represented to us that it is an "accredited investor" as defined under Regulation D of the Securities Act. The issuance of such units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

        We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

        Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting." In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Farmland Partners Operating Partnership, LP, the partnership whose sole general partner is our wholly owned subsidiary.

        Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

        (a)    Financial Statements.    See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.

        (b)    Exhibits.    The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 7th day of April, 2014.

FARMLAND PARTNERS INC.
By:	/s/ PAUL A. PITTMAN Paul A. Pittman Executive Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ PAUL A. PITTMAN Paul A. Pittman	Executive Chairman, President and Chief Executive Officer (principal executive officer)	April 7, 2014
/s/ LUCA FABBRI Luca Fabbri	Chief Financial Officer (principal financial officer and principal accounting officer	April 7, 2014

 EXHIBIT INDEX

        The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	Articles of Amendment and Restatement.

3.2	*	Amended and Restated Bylaws.

4.1	*	Form of common stock certificate.

5.1		Opinion of Morrison & Foerster LLP.

8.1		Opinion of Morrison & Foerster LLP as to tax matters.

10.1	*	Form of Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP.

10.2	†*	Farmland Partners Inc. 2014 Equity Incentive Plan.

10.3	†*	Form of Restricted Stock Award Agreement.

10.4	†*	Form of Restricted Stock Award Agreement for Directors.

10.5	†*	Form of Non-Qualified Stock Option Award Agreement.

10.6	†*	Form of Employment Agreement among Farmland Partners Inc., Farmland Partners Operating Partnership, LP and Paul A. Pittman.

10.7	†*	Form of Employment Agreement among Farmland Partners Inc., Farmland Partners Operating Partnership, LP and Luca Fabbri.

10.8	†*	Form of Consulting Agreement between Farmland Partners Inc. and Jesse J. Hough.

10.9	*	Form of Shared Services Agreement among Farmland Partners Inc., Farmland Partners Operating Partnership, LP and American Agriculture Corporation.

10.10	*	Form of Indemnification Agreement between Farmland Partners Inc. and each of its directors and officers.

10.11		Form of Tax Protection Agreement by and among Farmland Partners Inc., Farmland Partners Operating Partnership, LP, and Pittman Hough Farms LLC.

10.12	*	Representation, Warranty and Indemnity Agreement by and among Farmland Partners Inc., Farmland Partners Operating Partnership, LP, Paul A. Pittman and Jesse J. Hough.

10.13	*	Merger Agreement by and among Farmland Partners Inc., Farmland Partners Operating Partnership, LP, Pittman Hough Farms LLC and FP Land LLC.

10.14	*	Right of First Offer Agreement by and between Farmland Partners Operating Partnership, LP and Pittman Hough Farms LLC.

10.15	*	Right of First Offer Agreement by and between Farmland Partners Operating Partnership, LP and Paul A. Pittman.

10.16	*	Form of Lease Agreement by and between Farmland Partners Inc. and Astoria Farms / Hough Farms.

10.17	*	Form of Registration Rights Agreement by and between Farmland Partners Inc. and Pittman Hough Farms LLC.

10.18		Form of Amended and Restated Business Loan Agreement by and between Farmland Partners Operating Partnership, LP and First Midwest Bank.

Exhibit No.		Description

21.1	*	List of subsidiaries.

23.1	*	Consent of PricewaterhouseCoopers, LLP.

23.2		Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.3		Consent of Morrison & Foerster LLP (included in Exhibit 8.1).

24.1	*	Power of Attorney (included in the signature page to this registration statement).

99.1	*	Consent of independent director nominee.

99.2	*	Consent of independent director nominee.

99.3	*	Consent of independent director nominee.

99.4	*	Consent of independent director nominee.

99.5	*	Consent of independent director nominee.

*
Previously filed.

†
Management contract or compensatory plan or arrangement.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution .
  Item 32. Sales to Special Parties .
  Item 33. Recent Sale of Unregistered Securities .
  Item 34. Indemnification of Directors and Officers .
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings .
SIGNATURES
EXHIBIT INDEX